UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 4, 2013

GREEN BALLAST, INC.
 (Exact Name of Registrant as Specified in Charter)

Delaware	000-54568	45-1629984
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Thousand Oaks Blvd., Suite 4000, Memphis, Tennessee		38118
(Address of Principal Executive Offices)		(Zip Code)
(901) 260-4400
(Registrant's telephone number, including area code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

The information set forth below under Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 4, 2013, Green Ballast, Inc. (the “Company”) issued a secured promissory note to JDK Remainder Trust (the “Holder”) for the principal amount of $208,725 (the “Note”), which includes an original issue discount of $27,225.  The principal amount due under the Note is due on March 1, 2014 or such later date as may be agreed upon by the Company and the Holder (the “Maturity Date”).  No interest payments are required to be made prior to the Maturity Date, and the Note may not be prepaid without the Holder’s consent.

The Note contains standard representations and warranties in addition to provisions relating to the default and acceleration of the Company’s obligations upon an event of default, including: (i) the failure to pay principal, interest or any other amount due under the Note; (ii) the failure to make a required payment of $50,000 or more in respect of other indebtedness of the Company and such failure continues for 30 days; (iii) the acceleration of the stated maturity of other indebtedness of the Company of $50,000 or more in aggregate principal amount and such acceleration is not cured within ten days of the Company’s receipt of notice of acceleration; (iv) the commencement of bankruptcy or other insolvency proceedings by or against the Company; (v) the filing of a final, non-appealable judgment against the Company for more than $50,000, and such judgment is not discharged or satisfied within 60 days of becoming due; and (vi) the breach of any representation or warranty made by the Company to the Holder.

In order to secure the Company’s payment of the Note, the Company and the Holder entered into an agreement on October 4, 2013 (the “Security Agreement”), pursuant to which the Company granted to the Holder a security interest and lien in inventory which is acquired with the proceeds of the Note and accounts receivable created by the sale of such inventory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BALLAST, INC.

Date: October 10, 2013	By: /s/ J. Kevin Adams
Name: J. Kevin Adams
Title: Chief Executive Officer and President